Prudential                    The Prudential
                              Insurance Company
                              of America


Annuitant                                    Contract No.

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                             LIMITATION PROVISIONS

So that this contract may meet the requirements of an annuity within the meaning of Section 72(s) of the Internal Revenue Code of 1954, as amended, (the Code), this contract is amended at issue to provide:

1. All of the annuity settlement options described for individual beneficiaries or contingent payees in the contract will be available to a beneficiary entitled to settlement at the death of an owner-annuitant only if the beneficiary or contingent payee is the owner-annuitant's spouse.

For an individual beneficiary or contingent payee who is someone other than the spouse, the choice may be Option 1 (Installment for a Fixed Period) or Option 2 (Life Income), but only if the certain for the option chosen does not exceed, on the date payments are to begin, the life expectancy of the payee as we determine for persons of the same age and sex.

Also, if the beneficiary or contingent payee is someone other than the spouse, payments must start within one year after the Annuitant's death.

2. If death proceeds become payable to a beneficiary or contingent payee who is not a natural person, we will pay the proceeds promptly. An annuity settlement may not be chosen for such a beneficiary or contingent payee, except that if the death giving rise to the payment of death proceeds occurs before the annuity date, we may consent to a Option 1 if requested for the beneficiary, provided the period selected does not end more than five years after the date of death.

3. If the owner or any joint owner of this contract dies before the Annuity Date and a designated Annuitant survives, the contract may be continued under its terms by the new owner(s). In that event, any gain in the contract at the time of death will be reported as income to the new owner.

A change might be needed later to conform this contract to the requirements of the Code, regulations or published rulings. If so, we have the right to make the change(s) without a signed request and to provide a form of amendment to the contract.

Endorsed by attachment on the Contract Date for the Company,

By
     /s/ Isabelle L. Kirchner
                             Secretary


WVA 13 -- 85